EXHIBIT 99.1

TURBODYNE RESPONDS FURTHER

WOODLAND HILLS, Calif., Aug. 6 /PRNewswire/ -- Turbodyne Technologies Inc. (Nasdaq: TRBD; EASDAQ) today categorically denied any involvement in any "stock fraud," a charge asserted against the company by an analyst promoting short sales. Turbodyne yesterday responded to the analyst's attack on Turbodyne's technology. That response included a listing of 26 United States patents and patent applications to answer the analyst's assertion of a complete absence of patented Turbodyne technology.

Walter Ware, President and Chief Executive Officer of Turbodyne, stated, "It is not feasible to address every irresponsible charge that the ill-informed or ill-intentioned may circulate. We thought that we had addressed in a responsible and dignified manner the substance of the issues raised by the analyst. His republication of 'stock fraud' charges, however, cannot go unanswered." Mr. Ware indicated that Turbodyne has no intention of responding to further assertions. He said, "We will be happy to have these issues addressed and resolved by appropriate regulatory, self-regulatory and judicial authorities, and ultimately by performance."

Turbodyne Systems, the high technology division of Turbodyne, manufactures, designs, markets and develops patented pollution-reduction, fuel economy and performance enhancing technology for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's light metals division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Offices and plants are located in Carpenteria, La Mirada, Encinitas and Woodland Hills, Calif.; Ensenada and Mexico City, Mexico; Northants, England; Frankfurt, Germany; Vancouver, Canada; and Paris, France.

Turbodyne's  world  wide  web  address  is:   http://www.turbodyne.com
                                              ------------------------
SOURCE: TURBODYNE TECHNOLOGIES INC.
----------------------------------

Page 2